Exhibit 99.1

FOR IMMEDIATE RELEASE

AVEO and Astellas to End Worldwide Collaboration & License Agreement for Development and Commercialization of Tivozanib

Phase 2 Colorectal Cancer Study Discontinued

AVEO to Outline Corporate Strategy During 2013 Financial Results Conference Call on March 13, 2014

CAMBRIDGE, MASS. and TOKYO, JAPAN, February 14, 2014 – AVEO Oncology (NASDAQ: AVEO) and Astellas Pharma Inc. (TSE: 4503) today announced the companies will end their worldwide collaboration and license agreement for the development and commercialization of investigational agent tivozanib. Tivozanib is an investigational tyrosine kinase inhibitor of all three vascular endothelial growth factor (VEGF) receptors. Astellas has exercised its right to terminate the agreement signed in 2011 for strategic reasons, based on the clinical status of the three indications studied. Additionally, the companies agreed to discontinue the ongoing Phase 2 BATON (Biomarker Assessment of Tivozanib in ONcology) study in patients with colorectal cancer (CRC). The termination of the collaboration will be effective August 11, 2014 at which time tivozanib rights will be returned to AVEO. In accordance with the collaboration and license agreement, committed development expenses will be shared equally.

“We would like to thank Astellas for its commitment to tivozanib and our partnership over the past three years,” said Tuan Ha-Ngoc, President and Chief Executive Officer of AVEO. “Given today’s announcements, we are re-aligning our resources behind key development opportunities to bring clinically meaningful treatments to patients and create shareholder value. We look forward to outlining our corporate strategy when we report our fourth quarter and full year 2013 results.”

“While our decision is based on strategic reasons, Astellas is proud of our partnership and work with AVEO,” said Yoshihiko Hatanaka, President and CEO of Astellas. “We remain committed to the field of Oncology to help meet the unmet needs of cancer patients.”

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 17,000 employees worldwide. The organization is committed to becoming a global category leader in Urology, Immunology (including Transplantation) and Infectious Diseases, Oncology, Neuroscience and DM Complications and Kidney Diseases. For more information on Astellas Pharma Inc., please visit the company website at www.astellas.com/en.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering and developing targeted therapies designed to provide substantial impact in patients’ lives by addressing unmet medical needs. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about AVEO’s plans to re-align its resources to bring meaningful treatments to patients and to create shareholder value. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to execute on its business plan and re-align its resources behind key development opportunities; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to maintain its strategic partnerships and relationships; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Contacts:

AVEO Contact:

Investor Relations: AVEO Investor Relations

(617) 299-5810

Media: Dan Budwick, Pure Communications

(973) 271-6085

Astellas Contact:

Corporate Communications

TEL: +81-3-3244-3201, FAX: +81-3-5201-7473

http://www.astellas.com/en

Jenny Kite

224-205-5405

jenny.kite@astellas.com